Exhibit 99.1

Shake Shack Elects Chuck Chapman to its Board of Directors

Chapman is the former COO of Panera Bread and International Dairy Queen and the current CEO of Tatte Bakery & Cafe

NEW YORK—July 10, 2023 – (BUSINESS WIRE)--Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE:SHAK) today announced the appointment of Chuck Chapman to its Board of Directors, effective July 24, 2023.

“We are delighted to name Chuck to our Board of Directors," stated Randy Garutti, CEO of Shake Shack. "Chuck's proven track record of leadership and operations, spanning so many successful restaurants brands, will be invaluable to the Board and our team. We look forward to his guidance and fervor as we drive Shake Shack forward into the future."

“I am honored to join the Board of this industry-leading restaurant and hospitality brand,” said Chuck Chapman. “I am looking forward to collaborating with Danny, Randy, and the rest of the team to continue to elevate the Shake Shack brand and bring ongoing value to its stakeholders.”

Chuck Chapman is a seasoned restaurant executive with a strong strategic and operational track record in the industry, with a background in operations, supply chain, development, and marketing. Chapman was a senior executive at Panera Bread, where he served in several leadership positions, including as (i) Chief Operating Officer, where he was responsible for Franchise Operations, Learning & Development, Retail Human Resources, Operations Tools and Services, and the Bakery Function; (ii) Chief International and Supply Chain Officer; and (iii) Executive Vice President of Development, Information Technology, and Non-Traditional Growth. Before joining Panera, Chapman also held several leadership positions at International Dairy Queen, including as Chief Operating Officer, Chief Development Officer, and Chief Concept Officer. Prior to Dairy Queen, Chapman was Chief Operating Officer of Bruegger’s Bagels, and, prior to that, the President and Co-owner of Beantown Bagels, a Bruegger’s Bagels franchisee. Early on, Chapman held various marketing, finance, and operations roles at Darden Restaurants. Chapman began his career as an associate consultant and consultant at Bain & Company. Chapman is currently the Chief Executive Officer of Tatte Bakery & Café and a Partner in Act III Holdings, LLC, which invests in emerging niches in restaurants and entertainment.

Chapman also brings to the table both public and private board experience, having served on the board of Cava from 2021 through its IPO in June 2023 and Panera Bread from January 2008 through November 2011. He currently sits on the board of Taymax, a large Planet Fitness franchisee owned by Trilantic Capital Partners. Chapman received his B.A. in Economics and Psychology from Dartmouth College and his M.B.A. from the Amos Tuck School of Business at Dartmouth.

“Chuck is a widely admired and seasoned restaurant industry leader, and we feel fortunate to have him join the Board,” said Danny Meyer, Chairman of the Board. “Following a comprehensive search led by the Nominating & Corporate Governance Committee of the Board in partnership with Engaged Capital, it was evident that Chuck’s background in executive leadership, operations, supply chain, and development, will deliver significant and meaningful impact to Shake Shack.”

“We are thrilled Chuck is joining the SHAK Board and the newly formed Board working group. Chuck’s decades of experience successfully operating high quality, fast casual businesses at scale will be an asset to the management team as they work to improve execution, profitability, and ROI in the restaurants,” said Glenn W. Welling, Founder and CIO of Engaged Capital.

Photos available here.

About Shake Shack

Shake Shack serves elevated versions of American classics using only the best ingredients. It’s known for its delicious made-to-order Angus beef burgers, crispy chicken, hand-spun milkshakes, house-made lemonades, beer, wine, and more. With its high-quality food at a great value, warm hospitality, and a commitment to crafting uplifting experiences, Shake Shack quickly became a cult-brand with widespread appeal. Shake Shack’s purpose is to Stand For Something Good®, from its premium ingredients and employee development, to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to over 470 locations system-wide, including over 305 in 32 U.S. States and the District of Columbia, and over 165 international locations across London, Hong Kong, Shanghai, Singapore, Mexico City, Istanbul, Dubai, Tokyo, Seoul and more.

Skip the line with the Shack App, a mobile ordering app that lets you save time by ordering ahead! Guests can select their location, pick their food, choose a pickup time and their meal will be cooked-to-order and timed to arrival. Available on iOS and Android.

Learn more: shakeshack.com | IG: @shakeshack | t: @shakeshack |facebook.com/shakeshack

Contacts

Media:

Shake Shack

Meg Davis

mcastranova@shakeshack.com

or

Investors:

ICR

Melissa Calandruccio, CFA

Michelle Michalski

(844) SHACK04 (844-742-2504)

investor@shakeshack.com

Source: Shake Shack Inc.